EXHIBIT 21

                 SUBSIDIARIES OF CONSUMERS FINANCIAL CORPORATION



At December 31, 2001, Consumers Financial Corporation (EIN #23-1666392) owned 100% of the outstanding common stock of Consumers Life Insurance Company (EIN #21-0706531).



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